CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 33-53761) on Form S-8 of Alico, Inc. of our reports dated December 10, 2015, relating to our audit of the consolidated and combined financial statements and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Alico, Inc. for the year ended September 30, 2015.

/s/ RSM US LLP
Orlando, Florida
December 10, 2015